EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Registrant: Name:                     ProxyMed, Inc.
            State of Incorporation:   Florida

            Name:                     Key Communications Service, Inc.
            State of Incorporation:   Indiana

            Name:                     WPJ, Inc. d/b/a Integrated Medical Systems
            State of Incorporation:   California